Exhibit 5.1


                                October 30, 2002

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Gum Tech International, Inc. Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel to Matrixx Initiatives, Inc., a Delaware corporation ("Matrixx"), successor in interest to Gum Tech International, Inc., a Utah corporation ("Gum Tech") pursuant to a reincorporation merger of Gum Tech with and into Matrixx effective June 18, 2002, in connection with Matrixx's Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statements on Form S-8 (File Nos. 333-06199 and 333-34019) (as amended, the "Registration Statements") relating to the issuance of up to 2,000,000 shares of common stock, $.001 par value under the Gum Tech International, Inc. Stock Option Plan (the "Plan").

     In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation and Bylaws of Matrixx. We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, and the correctness of all statements.

     Based upon the foregoing, and assuming that Shares to be sold under the Plan are issued and sold in accordance with the terms of the Plan, we are of the opinion that:

     1. Matrixx has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

     2. The Shares, when issued and sold in accordance with the terms of the Plan and upon receipt of the consideration required thereby, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of, this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.


                                        Very truly yours,

                                        /s/ Snell & Wilmer L.L.P.

                                        SNELL & WILMER L.L.P.